Exhibit 4.4

SECOND AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of July 30, 2021, by and among ShouTi Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), and the investors set forth in Schedule A attached hereto (each, an “Investor” and collectively, the “Investors”).

RECITALS

A.            Certain of the Investors (the “Existing Investors”) hold Series A preferred shares, par value US$0.0001 per share, of the Company (the “Series A Preferred Shares”) and/or Series A+ preferred shares, par value US$0.0001 per share, of the Company (the “Series A+ Preferred Shares”) and possess registration rights, information rights, rights of first offer, and other rights pursuant to that certain Amended and Restated Investor Rights Agreement dated as of March 11, 2020, by and among the Company and such Existing Investors (the “Prior Agreement”).

B.             The Existing Investors are holders of a majority of the then outstanding Registrable Securities (as defined in the Prior Agreement) of the Company, and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement.

C.             The Company and certain of the Investors are parties to that certain Series B Preferred Share Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which such Investors are purchasing a certain number of Series B preferred shares, par value US$0.0001 per share, of the Company (the “Series B Preferred Shares”).

D.             It is a condition precedent under the Purchase Agreement that the Company and the Investors enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the Existing Investors hereby agree that the Prior Agreement is hereby amended and restated, and the parties to this Agreement further agree as follows:

1.	Interpretation.

1.1            Definitions. The following terms shall have the meanings ascribed to them below:

“Affiliate” of any Person means any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, limited partner, member, manager, managing member, officer, employee, director or trustee of such Person or any trust for the benefit of any of the foregoing, or any Affiliate of any of the foregoing, or any venture capital fund, or other investment fund, or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person. For purposes of this definition, the terms “control”, “controlling”, “controlled by” and “under common control with,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by agreement, as trustee or executor or otherwise. In the case of each Investor, the term “Affiliate” also includes (v) any shareholder of such Investor, (w) any of such shareholder’s or such Investor’s general partners or limited partners, (x) the fund manager managing or advising such shareholder or such Investor (and general partners, limited partners and officers thereof) and other funds managed or advised by such fund manager, and (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by such Investor.

“Agreement” has the meaning set forth in the preamble hereof.

“Applicable Securities Law” means (i) with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the securities laws of the United States, including the Exchange Act and the Securities Act, and any applicable law of any state of the United States and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the applicable laws of that jurisdiction.

“Arbitration Notice” has the meaning set forth in Section 9.4(a) hereof.

“Articles” means the Fourth Amended and Restated Memorandum and Articles of Association of the Company adopted on or about the date hereof, as such may be amended and/or restated from time to time.

“Board of Directors” means the board of directors of the Company.

“Business Opportunity” has the meaning set forth in Section 9.5(c) hereof.

“BVF” means, collectively, Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., Biotechnology Value Trading Fund OS, L.P. and their respective Affiliates.

“Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the sale of securities in that jurisdiction.

“Company” has the meaning set forth in the preamble hereof.

“Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in a substantially similar business to the business of the Company or any of its subsidiaries, as conducted or as proposed to be conducted as of the date of determination, and as reasonably determined by the Board of Directors; provided, however, that “Competitor” shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20%) of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any member of the board of directors or similar governing body of such Competitor; provided further, that for the purposes of Sections 7.1 and 7.2 only, none of ERVC Healthcare IV, L.P., F-Prime Capital Partners Life Sciences Fund VI LP, SCC Venture VII Holdco I, L.P., Hillhouse, BVF, LAV, Surveyor, Cormorant nor any of their respective Affiliates that is an investment fund or other professional investment organization, nor any of their respective Affiliates or their respective partners, officers, or representatives which manage or advise any such investment funds, shall be deemed to be a “Competitor” as a result of any such investment, management or advisory activities.

“Cormorant” means Cormorant Private Healthcare Fund IV, LP and Cormorant Global Healthcare Master Fund, LP.

“Dispute” has the meaning set forth in Section 9.4(a) hereof.

“Eight Roads” means ERVC Healthcare IV, L.P. and its Affiliates.

“Eight Roads Person” means any Affiliate of Eight Roads and: (i) FIL Limited (“FIL”), a company incorporated in Bermuda, and any subsidiary undertaking of FIL from time to time (FIL and its subsidiary undertakings being the “FIL Group”); (ii) FMR LLC (FMR), a Delaware corporation, and any subsidiary undertaking of FMR from time to time (FMR and its subsidiary undertakings being the “FMR Group”); (iii) any director, officer, employee or shareholder of the FIL Group and/or the FMR Group or members of his family and any company, trust, partnership or other entity formed for his or any of their benefit from time to time (any or all of such individuals and entities being the “Closely Related Shareholders”); (iv) any entity controlled by Closely Related Shareholders where control shall mean the power to direct the management and policies or appoint or remove members of the board of directors or other governing body of the entity, directly or indirectly, whether through the ownership of voting securities, contract or otherwise, and controlled shall be construed accordingly; (v) any affiliate of any member of the FIL Group and/or the FMR Group (where affiliate, for the purposes of this provision only, means any entity controlled by any combination of any Closely Related Shareholders and, for purposes of this provision only, any member of the FIL Group and/or the FMR Group, and includes the officers, partners and directors of any affiliate); (vi) any fund in which any member of the FIL Group and/or the FMR Group or any Closely Related Shareholder is a partner; and (vii) any portfolio company held by any such fund or in which any member of the FIL Group and/or the FMR Group or a Closely Related Shareholder holds a minority investment.

“Equity Securities” means any Ordinary Shares or Ordinary Share Equivalents.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“F-Prime” means F-Prime Capital Partners Life Sciences Fund VI LP and its Affiliates.

“Form F-1” means Form F-1 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“Fund Investor” has the meaning set forth in Section 9.5(c) hereof.

“Fully Exercising Investor” has the meaning set forth in Section 8.3 hereof.

“GAAP” means generally accepted accounting principles in the United States.

“Hillhouse” means XX-I SHT Holdings Limited.

“Holder Indemnified Party” has the meaning set forth in Section 5.1(a) hereof.

“Holders” means any holder of Registrable Securities who is a party to this Agreement.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of an individual referred to herein.

“Initiating Holders” means, with respect to a written request duly made under Section 2.1 or Section 2.2 to Register any Registrable Securities, the Holders initiating such request.

“Investor Director” has the meaning set forth in Section 9.5(c) hereof.

“Investors” has the meaning set forth in the preamble hereof.

“Issuance Notice” has the meaning set forth in Section 8.2 hereof.

“IPO” means an initial public offering by the Company of the Ordinary Shares.

“LAV” means LAV Fund VI, L.P. and LAV Fund VI Opportunities, L.P.

“Liquidation Event” has the meaning given such term in the Articles, including, for avoidance of doubt, any deemed Liquidation Event as set forth in Article 3.2(c) of the Articles.

“Major Holder” means any Holder that, individually or together with such Holder’s Affiliates, holds at least 1,012,500 shares of Registrable Securities (as adjusted for any share split, share dividend, combination, or other recapitalization or reclassification effected after the date hereof).

“New Securities” means any Equity Securities; provided, however, that the term “New Securities” does not include any Exempted Securities (as defined in the Articles) or any Equity Securities issued or to be issued in a public offering.

“Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, of the Company.

“Ordinary Share Equivalents” means warrants, options, rights and other securities exercisable, convertible or exchangeable for the Ordinary Shares or securities exercisable, convertible, or exchangeable, for Ordinary Shares.

“Overallotment Notice” has the meaning set forth in Section 8.3 hereof.

“Partnership Representative” has the meaning set forth in Section 7.7(e) hereof.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“Purchase Agreement” has the meaning set forth in the Recitals hereof.

“PRC” means the People’s Republic of China (For purposes of this Agreement, “PRC” does not include Hong Kong, Taiwan or Macau).

“PRC Resident Enterprise” has the meaning set forth in Section 7.7(h) hereof.

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series A+ Preferred Shares and the Series B Preferred Shares.

“Prior Agreement” has the meaning set forth in the Recitals hereof.

“Pro Rata Portion” has the meaning set forth in Section 8.3 hereof.

“Qualified IPO” has the meaning given such term in the Articles.

“Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Preferred Shares, and (ii) any Ordinary Shares issued (or issuable upon the conversion, exchange or exercise of any Ordinary Share Equivalent) as a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any Ordinary Shares described in (i) or (ii) above which have previously been registered or which have been sold to the public either pursuant to a Registration Statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.

“Registration Statement” means a registration statement prepared on Form F-1 or Form F-3, as applicable, under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States.

“Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 6.4(b) hereof.

“Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting discounts, selling commissions and share transfer taxes applicable to the sale of Registrable Securities.

“Sequoia” means SCC Venture VII Holdco I, Ltd., together with its Affiliate successors, assignees and transferees.

“Sequoia Entities” has the meaning set forth in Section 9.5(b) hereof.

“Series A Preferred Shares” has the meaning set forth in the Recitals hereof.

“Series A+ Preferred Shares” has the meaning set forth in the Recitals hereof.

“Series B Preferred Shares” has the meaning set forth in the Recitals hereof.

“Surveyor” means Citadel Multi-Strategy Equities Master Fund Ltd. and its Affiliates.

“TCG” means TCG Crossover Fund I, L.P.

“Unsubscribed New Securities” has the meaning set forth in Section 8.3 hereof.

“Unsubscribed Pro Rata” has the meaning set forth in Section 8.3 hereof.

“Violation” has the meaning set forth in Section 5.1(a) hereof.

1.2            Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles; (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement; (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and (vi) all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement unless explicitly stated otherwise.

1.3            Jurisdiction. Certain terms of this Agreement are drafted primarily in contemplation of securities offerings in the United States. The parties recognize, however, the possibility that there may be one or more Registrations in a jurisdiction other than the United States. It is, accordingly, their intention that whenever this Agreement refers to a law or institution of the United States but the parties wish to effectuate a Registration in a different jurisdiction, reference in this Agreement to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question.

2.	Demand Registration.

2.1            Registration on Form F-1. Subject to the terms of this Agreement, at any time after the earlier of (a) the fifth anniversary of the date hereof and (b) the date that is six (6) months after the closing of an IPO, the Holders holding at least fifty percent (50%) of Registrable Securities then outstanding may request in writing the Company to effect the Registration on Form F-1 (or any successor form to Form F-1 or any comparable form for Registration) of at least twenty percent (20%) (or a lesser percentage if the anticipated aggregate price to the public from the offering is reasonably expected to exceed US$10,000,000) of such Registrable Securities. The Company shall, subject to Sections 2.3, 2.4 and 2.5 hereof, (a) give written notice of the proposed Registration to all other Holders within fifteen (15) days after such request is given by the Initiating Holders and (b) as soon as reasonably practicable and in any event within sixty (60) days after the date such request is given by the Initiating Holders, cause the Registrable Securities specified in such request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdiction as the Initiating Holders may reasonably request. The Company shall not be obligated to effect, or to take any action to effect, any Registration pursuant to this Section 2.1: (i) after the Company has effected two (2) Registrations pursuant to this Section 2.1 or (ii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form F-3 pursuant to a request made pursuant to Section 2.2 below. A Registration shall not be counted as “effected” for purposes of this Section 2.1 until such time as the applicable Registration Statement has been declared effective by the Commission, unless the Initiating Holders withdraw their request for such Registration other than as a result of information concerning the business or condition of the Company which is made known to the Initiating Holders after the date on which such Registration was requested, elect not to pay the registration expenses therefor, and forfeit their right to one (1) demand Registration Statement pursuant to Section 4.3 hereof, in which case such withdrawn Registration Statement shall be counted as “effected” for purposes of this Section 2.1.

2.2            Registration on Form F-3. Subject to the terms of this Agreement, the Holders holding at least twenty percent (20%) of Registrable Securities then outstanding may request in writing the Company to file a Registration Statement on Form F-3 (or any successor form to Form F-3 or any comparable form for Registration) for a public offering of Registrable Securities for which the reasonably anticipated aggregate price to the public would exceed US$2,000,000 (based on the public market closing price on the date of such request), provided that the Company is entitled to use Form F-3 or a comparable form to Register the requested Registrable Securities. The Company shall, subject to Sections 2.3, 2.4 and 2.5 hereof, (a) promptly give written notice of the proposed Registration to all other Holders within ten (10) days after such request is given by the Initiating Holders and (b) as soon as practicable but in any event within forty-five (45) days, cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdiction as the Initiating Holders may reasonably request. The Company shall not be obligated to effect, or to take any action to effect, any Registration pursuant to this Section 2.2 if the Company has, within the twelve (12)-month period immediately preceding the date of the written request of the Initiating Holders, already effected two (2) Registrations on Form F-3 for the Holders pursuant to this Section 2.2. A Registration shall not be counted as “effected” for purposes of this Section 2.2 until such time as the applicable Registration Statement has been declared effective by the Commission, unless the Initiating Holders withdraw their request for such Registration other than as a result of information concerning the business or condition of the Company which is made known to the Initiating Holders after the date on which such Registration was requested, elect not to pay the registration expenses therefor, in which case such withdrawn Registration Statement shall be counted as “effected” for purposes of this Section 2.2.

2.3            Rights of Deferral.

(a)            The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:

(i)            in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction;

(ii)            if, within ten (10) days after delivery of any request by the Initiating Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, as the case may be, the Company gives written notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement with the Commission within ninety (90) days of the date of such notice from the Company (other than a Registration of securities in a transaction under Rule 145 of the Securities Act or an offering solely to employees); provided, however, that the Company is actively employing in good faith commercially reasonable efforts to cause that Registration Statement to become effective; or

(iii)            within six (6) months immediately following the effective date of any Registration Statement pertaining to the securities of the Company (other than a Registration of securities in a transaction under Rule 145 of the Securities Act or with respect to an employee benefit plan).

(b)            If, after receiving a request from the Initiating Holders pursuant to Section 2.1 or Section 2.2, as the case may be, the Company furnishes to the Initiating Holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its shareholders for a Registration Statement to either become effective or to remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or the Exchange Act, the Company’s obligation to use its reasonable efforts to file a Registration Statement shall be deferred for a period not to exceed ninety (90) days from the receipt of any request duly submitted by the Initiating Holders under Section 2.1 or Section 2.2, as the case may be, to Register Registrable Securities, provided that the Company shall not exercise the right contained in this Section 2.3(b) more than once in any twelve (12)-month period.

2.4            Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 2.1 or Section 2.2, as the case may be, the Initiating Holders seek to distribute such Registrable Securities in an underwriting, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Sections 2.1 or Section 2.2, as the case may be. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Initiating Holders holding a majority of the Registrable Securities held by the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including, without limitation, the aggregate number of securities requested to be Registered and the general condition of the market) require a limitation of the number of Equity Securities to be underwritten, the underwriters may exclude some or all of the Registrable Securities from the underwriting if so justified after excluding any other Equity Securities from the underwriting. If a limitation of the number of Registrable Securities is required pursuant to this Section 2.4, the number of Registrable Securities that may be included in the underwriting by selling Holders shall be allocated among such Holders, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration or in such other proportion as shall mutually be agreed to by all such selling Holders. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the Registration. For purposes of the provision in this Section 2.4 concerning apportionment, for any selling Holder that is a partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

2.5            Designation of Joint Counsel. In connection with any Registration under this Section 2, the Initiating Holders holding a majority of the Registrable Securities then held by such Initiating Holders shall mutually agree on counsel to represent the Holders in such Registration.

3.	Piggyback Registrations.

3.1            Registration of the Company’s Securities. Subject to Section 3.3 hereof, if the Company proposes to Register any of its Equity Securities for cash by or on behalf of itself or for cash for the account of the shareholders of the Company other than the Holders in connection with the public offering of such securities (other than in an Registration pursuant to Section 3.4 hereof), the Company shall promptly, but in any event no less than twenty (20) days prior thereto, give each Holder written notice of such Registration and, upon the written request of any Holder given within twenty (20) days after receipt by such Holder of such notice from the Company, the Company shall include in such Registration any Registrable Securities thereby requested by such Holder.

3.2            Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

3.3            Underwriting Requirements.

(a)            In connection with any offering involving an underwriting of the Company’s Equity Securities, the Company shall not be required to Register the Registrable Securities of any Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriters selected by the Company and setting forth such terms for the underwriting as have been agreed upon between the Company and the underwriters. In the event the underwriters advise any Holder seeking Registration of Registrable Securities pursuant to this Section 3 in writing that marketing factors (including, without limitation, the aggregate number of Registrable Securities requested to be Registered, the general condition of the market and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Equity Securities to be underwritten, the underwriters may exclude Registrable Securities from the Registration and underwriting if so justified after excluding any other Equity Securities (except for securities to be offered by the Company) from the Registration and underwriting, so long as the amount of Registrable Securities included in such offering is not reduced below thirty (30%) of the total number of securities included in the offering, unless such offering is the IPO, in which case all Registrable Securities may be excluded.

(b)            If a limitation on the number of Registrable Securities is required pursuant to paragraph (a) above, the number of Registrable Securities that may be included in the Registration and underwriting by selling Holders shall be allocated among such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration or in such other proportion as shall mutually be agreed to by all such selling Holders. For purposes of the provision in this Section 3.3 concerning apportionment, for any selling Holder that is a partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)            If any Holder disapproves of the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least seven (7) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.

3.4            Exempt Transactions. The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share option, share purchase or similar plan, (ii) relating to a corporate reorganization or other transaction under Rule 145 promulgated under the Securities Act (or comparable provision under the laws of another jurisdiction, as applicable) or (iii) on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of the Registrable Securities.

4.	Procedures.

4.1            Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as possible:

(a)            prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for a period that is the shorter of up to one hundred twenty (120) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such Registration at the request of an underwriter of Ordinary Shares (or other securities) of the Company; and (ii) in the case of any Registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such one hundred twenty (120) day period shall be extended, if necessary, to keep the Registration Statement effective until all such Registrable Securities are sold;

(b)            prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all securities covered by the Registration Statement;

(c)            furnish to the selling Holders the number of copies of a prospectus, including a preliminary prospectus, as required by Applicable Securities Law, and any other documents as the selling Holders may reasonably request to facilitate the disposition of Registrable Securities owned by them;

(d)            use its reasonable efforts to Register and qualify the securities covered by the Registration Statement under the securities laws of any jurisdiction, as reasonably requested by the selling Holders; provided, however, that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)            in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of the offering, provided that each Holder participating in the underwriting shall also enter into and perform its obligations under such an agreement;

(f)            notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective by the Commission or a supplement to any prospectus forming a part of such registration statement has been filed with the Commission;

(g)            notify each selling Holder at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law or of the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h)            provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a CUSIP number for all those Registrable Securities, in each case not later than the effective date of the Registration;

(i)            furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such Registrable Securities are being sold through underwriters, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a comfort letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

(j)            take all reasonable action necessary to list the Registrable Securities on the s securities are then traded.

4.2            Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

4.3            Expenses of Registration. Except as provided below, all expenses, other than Selling Expenses, incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including, without limitation, all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and expenses of one special counsel for the selling Holders shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to this Agreement if the Registration request is subsequently withdrawn at the request of the Initiating Holders (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration), unless the Initiating Holders agree to forfeit their right to one (1) Registration pursuant to Section 2.1 or Section 2.2, as the case may be; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses. All Selling Expenses relating to Registrable Securities Registered pursuant to this Agreement shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities Registered on their behalf.

4.4            Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration pursuant to this Agreement as the result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.

5.	Indemnification.

5.1            Company Indemnity.

(a)            To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, such Holder’s officers, directors, shareholders, legal counsel and accountants, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter (each, a “Holder Indemnified Party”) against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities ( or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement of the Company, including any preliminary prospectus, final prospectus or free-writing prospectus contained therein or any amendments or supplements thereto, (ii) any omission or alleged omission to state in the Registration Statement of the Company, including any preliminary prospectus, final prospectus or free-writing prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse each such Holder Indemnified Party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(b)            The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the written consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such Registration by or on behalf of any such Holder Indemnified Party.

5.2            Holder Indemnity.

(a)            To the extent permitted by law, each selling Holder will, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, shareholders, legal counsel and accountants, any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such Registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action.

(b)            The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the written consent of the Holder (which consent shall not be unreasonably withheld), and in no event shall any indemnity under this Section 5.2 exceed the net proceeds (exclusive of any Selling Expenses paid by such Holder relating to Registrable Securities included in the applicable Registration Statement) from the offering received by such Holder, except in the case of fraud by such Holder.

5.3            Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2, as the case may be, of notice of the commencement of any action (including any governmental action) for which such indemnified party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, as the case may be, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, and to assume the defense thereof with counsel mutually satisfactory to the parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to the indemnifying party’s ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5, but the failure to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.

5.4            Contribution. If any indemnification provided for in Section 5.1 or Section 5.2, as the case may be, is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the Violation that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall any contribution by a Holder hereunder exceed the net proceeds (exclusive of any Selling Expenses paid by such Holder relating to Registrable Securities included in the applicable Registration Statement) from the offering received by such Holder, except in the case of fraud by such Holder.

5.5            Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

5.6            Survival. Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement, and otherwise shall survive the termination of this Agreement.

6.	Additional Undertakings.

6.1            Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 and any comparable provision of any Applicable Securities Law that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

(a)            make and keep public information available, as those terms are understood and defined in such Rule 144 (or comparable provision under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of an IPO;

(b)            use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(c)            at any time following ninety (90) days after the effective date of the IPO, promptly furnish to any Holder holding Registrable Securities, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the Commission and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission that permits the selling of any such securities without Registration or pursuant to such form.

6.2            Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the then outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder to include such securities in any Registration filed under Section 3, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included; provided, however, that the limitations under this Section 6.2 shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 9.1.

6.3            “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days or such other period, not to exceed thirty (30) days after the expiration of such one hundred eighty (180) days, as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (A) the publication or other distribution of research reports or (B) analyst recommendations and opinions, including, without limitation, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto), (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Ordinary Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise (provided that such restrictions shall not apply to any transactions (including, without limitation, any swap, hedge or similar agreement or arrangement) or announcements, in each case, relating to shares or securities acquired by the Holder in the IPO or in the open market or other transactions after the consummation of the IPO or that otherwise do not involve or relate to shares of capital stock of the Company owned by a Holder prior to the IPO). The foregoing provisions of this Section 6.3 (a) shall apply only to the IPO, and shall not apply to either the sale of any shares to an underwriter pursuant to an underwriting agreement or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the Immediate Family Members of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and (b) shall be applicable to the Holders only if all officers and directors, and all stockholders, individually owning more than one percent (1%) of Ordinary Shares outstanding immediately prior to consummation of the IPO (after giving effect to conversion into Ordinary Shares of all outstanding Preferred Shares or other convertible securities of the Company), are subject to the same restrictions. If there is any discretionary waiver, termination or other release from the market stand-off restrictions set out herein of any shareholder’s shares subject to such restrictions at any time during the market stand-off time period, each Investor may sell, transfer or otherwise dispose of an equal percentage of such Investor’s shares originally subject to the market stand-off restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 6.3 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 6.3 or that are necessary to give further effect thereto.

6.4            Restrictions on Transfer.

(a)            The Preferred Shares and the Registrable Securities shall not be sold, pledged or otherwise transferred, and the Company shall not recognize any such sale, pledge or transfer, except upon the conditions specified in this Agreement, which conditions are primarily intended to ensure compliance with the provisions of the Securities Act. A transferring Investor will cause any proposed purchaser, pledgee or transferee of the Preferred Shares and the Registrable Securities held by such Investor to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)            Each certificate representing (i) Registrable Securities, (ii) the Preferred Shares or (iii) any other securities issued in respect of the securities referenced in the clauses (i) and (ii) above, upon any share split, share dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 6.4(c)) be stamped or otherwise imprinted with a legend in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS (A) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR (B) PURSUANT TO RULE 144, OR (C) IN THE OPINION OF THE COMPANY, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE COMPANY’S INITIAL PUBLIC OFFERING PURSUANT TO SECURITIES LAWS APPLICABLE TO AN OFFERING OF SECURITIES IN A JURISDICTION OTHER THAN THE UNITED STATES, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”

The Investors consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 6.4.

(c)            The holder of each certificate representing the Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 6.4. Before any proposed sale, pledge or transfer of any Restricted Securities, unless there is in effect a Registration Statement under the Securities Act covering the proposed transaction, the holder thereof shall give notice to the Company of such holder’s intention to effect such sale, pledge or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; or (ii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the holder of such Restricted Securities shall be entitled to sell, pledge or transfer such Restricted Securities in accordance with the terms of the notice given by such holder to the Company. The Company will not require such a legal opinion or any other evidence in any transaction in which such holder distributes Restricted Securities to (i) an Affiliate or Immediate Family Member of such holder, or a trust for the benefit of such holder or such holder’s Immediate Family Member, for no consideration; (ii) a partner or retired partner of any holder of Restricted Securities that is a partnership, or a member or former member of any such holder that is a limited liability company; or (iii) in the case of Eight Roads, any transfer of Restricted Securities to any other Eight Roads Person, provided that in each case the transferee agrees in writing to be subject to the terms of this Section 6.4. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 6.4(b) hereof, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

(d)            Notwithstanding the foregoing, no Investor shall sell, pledge or otherwise transfer the Preferred Shares, Ordinary Shares or Ordinary Share Equivalents now or subsequently owned or acquired by such Investor to a Competitor. In making any determination with respect to a “Competitor” for purposes of this Section 6.4(d). the Board of Directors shall act reasonably and in good faith. Notwithstanding the foregoing, the Company agrees that (i) no Investor that is a professional investment fund or similar investment organization, or any of any such Investor’s Affiliates that is a professional investment fund or similar investment organization, or any of their respective partners, officers or representatives, or any of the limited partners of such Investor or any of their respective shareholders, shall be considered a “Competitor” for purposes of the foregoing restriction on transfer solely as a result of any such investment, or as a result their ownership of any partnership interest; and (ii) any restrictions on transfer set forth in this Section 6.4 shall in no event apply to, and any Investor’s any rights, preferences and privileges under this Agreement and the other Transaction Documents and with respect to its shares in the Company shall not be impacted as a result of, any transfer by any of such Investor’s or its shareholders’ limited partners of their partnership interest. The covenants set out in this Section 6.4(d) shall expire with respect to an Investor effective immediately upon a Qualified IPO or any other IPO in connection with which all outstanding Preferred Shares held by such Investor are converted into Ordinary Shares.

6.5            Assignment of Registration Rights and Information Rights. The right to cause the Company to Register Registrable Securities pursuant to this Agreement and the information and inspection rights set forth in Sections 7.1 and 7.2 below may be assigned by a Holder to a transferee or assignee of such securities that is not a Competitor and that (i) is an Affiliate of a Holder, (ii) is an Immediate Family Member of such Holder, or a trust for the benefit of such Holder or such Holder’s Immediate Family Member, (iii) is a partner or retired partner of any Holder that is a partnership, or a member or former member of any Holder that is a limited liability company, (iv) if after such assignment or transfer, the transferee or assignee would be a Major Holder hereunder or (v) in the case of Eight Roads, is another Eight Roads Person, provided that, within a reasonable time after such transfer, (a) the Company is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. In the event of a transfer or assignment of Registrable Securities that does not satisfy the conditions set forth above, such transfer or assignment shall be deemed null and void and such securities shall no longer be deemed to constitute “Registrable Securities” for purposes of this Agreement.

6.6            Termination of Registration Rights. No Holder shall be entitled to exercise any Registration rights provided for in Section 2 or Section 3 hereof following the earlier to occur of: (i) the closing of a Liquidation Event, (ii) the fifth (5th) anniversary of the consummation of an IPO or (iii) at such time, following an IPO, when all Registrable Securities held by such Holder (and any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold without limitation and without Registration in compliance with Rule 144 promulgated under the Securities Act.

7.	Covenants of the Company.

7.1            Information Rights. The Company shall deliver to each Major Holder, provided that the Board of Directors has not reasonably determined that such Major Holder is a Competitor:

(a)            as soon as practicable but in any event within one-hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated income statement and statement of cash flows for the Company for such fiscal year and a consolidated balance sheet for the Company as of the end of the fiscal year, all audited and certified by independent certified public accountants of recognized international standing and reputation selected by the Company;

(b)            as soon as practicable but in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated unaudited income statement and statement of cash flows for such fiscal quarter and a consolidated unaudited balance sheet as of the end of such fiscal quarter;

(c)            as soon as practicable but in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, a current capitalization table of the Company, showing the number of shares of each class and series in the outstanding share capital in the Company and securities convertible into or exercisable for shares in the share capital of the Company, including the number of outstanding awards and awards not yet issued but reserved for issuance under the Company’s equity incentive plan;

(d)            as soon as practicable but in any event thirty (30) days prior to the end of each fiscal year, a budget and a business plan for the next fiscal year prepared on a monthly basis and, promptly after being prepared, any other budgets or revised budgets prepared by the Company; and

(e)            in a timely manner, such other information relating to the financial condition, business, prospects, or corporate affairs of the Company and its subsidiaries as any Major Holder may from time to time reasonably request; provided, that the Company shall not be obligated under this Section 7.1(e) to provide information that it reasonably considers to be a trade secret or confidential information or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

7.2            Inspection. The Company shall permit each Major Holder (provided that the Board of Directors has not reasonably determined that such Major Holder is a Competitor), at such Major Holder’s expense, to visit and inspect the Company’s properties and examine the Company’s books of account and records and discuss the affairs, finances and accounts of the Company with the Company’s officers, all at such reasonable times as may be requested by such Major Holder upon prior written notice to the Company; provided, however, that the Company shall not be obligated pursuant to this Section 7.2 to provide access to any information that it reasonably considers to be a trade secret or confidential information or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

7.3            Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge or use for any purpose any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a Registration Statement) or any agreement contemplated hereunder, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 7.3 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants or other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 7.3, but only if such prospective purchaser is not a Competitor; (iii) solely with respect to disclosures by an Investor that is an investment fund, to the partners, Affiliates or prospective investors of such Investor on a confidential basis, which disclosures consist of any information for fund and inter-fund reporting purposes or consist of summary financial and business milestone information of the type typically communicated to investors in a venture capital or other investment fund; or (iv) as may otherwise be required by applicable law; provided, that such Investor shall promptly notify the Company in writing of such disclosure and take reasonable steps to minimize the extent of any such required disclosure. Notwithstanding any provision herein to the contrary, any Investor and its representatives shall not be required to give notice to the Company, and shall not be prohibited from disclosing confidential information, to the extent required in connection by a regulatory authority or self-regulatory authority during the course of a routine or periodic examination of the business or operations of such Investor and not specifically directed at the Company or the confidential information of the Company obtained pursuant to this Agreement.

7.4            Employee Agreements; Consultant Agreement. The Company will cause (i) each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; and (ii) to the extent permitted by applicable laws, each executive-level employee to enter into a noncompetition and nonsolicitation agreement, substantially in the form approved by the Board of Directors. The Company will use good faith efforts, and will cause each of its subsidiaries to use good faith efforts, to seek appropriate amendment to any agreement containing such provisions and entered into prior to the date hereof with its and their respective employees and/or consultants/independent contracts in order to harmonize such pre-existing agreements with the form(s) utilized by the Company on the date hereof.

7.5            Board Matters. The Company shall reimburse the directors for all reasonable out- of-pocket costs and expenses incurred by such directors in connection with attending meetings of the Board of Directors and other meetings or events attended on behalf of the Company or at the Company’s request.

7.6            D&O Insurance. The Company shall use its commercially reasonable efforts to obtain and maintain directors and officers insurance with terms and conditions and in an amount as determined by the Board of Directors.

7.7            Certain Tax Covenants.

(a)            Tax Status. It is the intention of the parties that, at all times during the Company’s existence, the Company be treated as a partnership, and not as an association taxable as a corporation, for United States federal and state income tax purposes and, neither the Company nor any other party shall take any action or any tax or financial reporting position inconsistent with the Company’s status as a partnership for United States federal and state income tax purposes, except as permitted by the following sentence. The Company shall take such actions, including making an election to be treated as a partnership or refraining from making an election to be treated as a corporation, as may be required to ensure that at all times the Company is classified as partnership for United States federal and state income tax purposes, unless a change of classification of the Company from a partnership to a corporation is (i) in connection with a Qualified IPO, or (ii) approved through the receipt by the Company of the prior written consent of a supermajority (66.67%) of then outstanding Preferred Shares, voting together as a single class on an as-converted basis; provided, that, in each case, the change in classification of the Company from a partnership to a corporation is treated as tax-free transaction to the Company and the Fund Investors for U.S. federal and state income tax purposes. If a change in the status of the Company to a corporation for federal and state income tax purposes in connection with a Qualified IPO cannot be structured as a tax-free transaction, such transaction shall be effectuated utilizing an UP-C structure (or other similar structure) that provides the Fund Investors with no less favorable economics and liquidity rights. Without the prior approval of the Board of Directors, the Company may not form or acquire directly or indirectly any new subsidiary.

(b)            UBTI. The Company and its officers and directors shall conduct the affairs of the Company and its subsidiaries in a manner that does not cause any Investor or beneficial owner thereof to realize any “unrelated business taxable income” within the meaning of Sections 512 through 514 of the Internal Revenue Code of 1986, as amended (the “Code”), including “unrelated debt finance income” under Section 514 of the Code, or any item of gross income that would be included in determining such Investor’s (or beneficial owner’s) unrelated business taxable income solely as a result of its ownership of shares of the Company.

(c)            The Company and its officers and directors shall conduct the affairs of the Company and its subsidiaries in a manner that, in the aggregate, will not cause the Company and its subsidiaries, and will not cause any Investor or beneficial owner thereof, to (i) be treated for United States federal income tax purposes as engaged in a “trade or business within the United States,” within the meaning of Section 864 of the Code, including as a result of the application of Section 897 of the Code, or (ii) recognize income that is treated as “effectively connected with the conduct of a trade or business within the United States” within the meaning of Sections 871, 882 and 897 of the Code (“ECI”), during any taxable year of the Company; provided, however, that this Section 7.7(c) shall not apply to any activities of the Company or any of its subsidiaries that is incorporated or organized in the United States and taxable as a corporation for United States federal income tax purposes that is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (a “Corporate Subsidiary”). In furtherance, and without limiting the foregoing, absent written consent of the Fund Investors, the Company shall not be entitled to own any assets other than equity of one or more entities treated as corporations for U.S. federal income tax purposes or cash and cash equivalents.

(d)            Neither the Company nor any of its Subsidiaries shall participate in any transaction that constitutes a “listed transaction” (within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.

(e)            The Company shall provide to each Investor such information and tax reporting as may be required or reasonably requested by such Investor in order to permit such Investor to comply with such Investor’s tax reporting and filing obligations with respect to the Company (including IRS Form 5471), or in order to withhold tax or to file tax returns and reports or to furnish tax information to any of such Investor’s Affiliates. In addition, the Company shall, for each taxable year in which the Company or any of its subsidiaries is or reasonably may be deemed a “passive foreign investment company” within the meaning of Section 1297 of the Code (any such entity, a “PFIC”), provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulations Section 1.1295-1(g)) necessary to enable each Investor that is a “United States person” within the meaning of Section 7701(a)(30) to make and comply with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulations Section 1.1295-3 with respect to such PFIC. Not in limitation of the foregoing, the Company and its officers and directors shall provide each Investor with (i) an Internal Revenue Service Schedule K-1 (or, to the extent the Company is not required to file a Schedule K-1, any analogous state or local income tax schedule or the equivalent thereof containing relevant information concerning the Company that is required to be filed by United States shareholders) for each taxable year of the Company no later than 60 days after the end of such taxable year and (ii) a good faith estimate of the items to be included on the final IRS Schedule K-1 to Form 1065 to be delivered pursuant to clause (ii) no later than 15 days following the end of such taxable year.

(f)             Raymond Stevens will be the “Partnership Representative” as described in section 6223 of the Code as in effect by the Bipartisan Budget Act of 2015 (U.S. Public Law 114-74) and shall act at all times in his capacity as such solely at the direction of the Board of Directors. In the event Raymond Stevens elects not to serve, or withdraws from serving, as the Partnership Representative, a new Partnership Representative shall be selected by the Board of Directors. The Partnership Representative shall have such rights, powers and authority conferred upon such person by the Board of Directors. Each Investor hereby agrees (i) to take such actions as may be reasonably required to effect the designation of the Partnership Representative and (ii) to cooperate to provide any information or take such other actions as may be reasonably requested by the Partnership Representative in order to determine whether any Imputed Underpayment Amount (as defined in the Articles) may be modified pursuant to Code Section 6225(c) or similar provisions of state or local law. An Investor’s obligation to comply with this Section 7.7(e) shall survive the transfer, assignment or liquidation of such Investor’s interest in the Company. Notwithstanding any provision to the contrary in this Agreement, neither the Company nor the Partnership Representative shall require any Fund Investor to amend any prior tax returns or file an amended tax return or information statement for a prior taxable period (including pursuant to Section 6225(c)) of the Code), without the prior written approval from such Fund Investor. The Partnership Representative and the Board of Directors shall provide the Investors with regular updates regarding the status of any tax audits, reviews or contests involving the Company or its subsidiaries, including any that could result in an Imputed Underpayment Amount. The Company shall, to the extent such tax audit or similar proceeding (or the settlement, compromise or resolution thereof) in respect of the Company could reasonably be expected to materially disproportionately and adversely affect any of the Fund Investors, (a) permit the applicable Fund Investor to participate in any such proceeding and to retain its own counsel with respect to such proceeding at the Fund Investor’s own expense and (b) not settle, compromise, or otherwise resolve any issues raised in such proceeding without the written consent of the Fund Investor, such consent not to be unreasonably withheld, delayed, or conditioned. The Company shall indemnify and reimburse the Partnership Representative for all out-of-pocket losses and expenses (including legal and accounting fees) incurred solely in his capacity as Partnership Representative, including in connection with any examination or administrative or judicial proceeding.

(g)            The Company and the Investors hereto hereby acknowledge and agree to treat the Preferred Shares as equity for all U.S. federal and state income tax purposes.

(h)            The Company has not been classified by the PRC tax authority as a “resident enterprise” of China, as defined by Article 2 of the PRC Enterprise Income Tax Law, as amended from time to time (a “PRC Resident Enterprise”). In the event that, during the period in which any Investor or any of its successors or assigns holds shares in the Company, the Company is classified by the PRC tax authority in charge as a PRC Resident Enterprise, the Company shall provide each Investor or its successors or assigns written notice as soon as reasonably practicable. The Company will use its best efforts to arrange its management activities in such a way as to avoid being a PRC Resident Enterprise in each taxable year during the period in which any Investor or any of its successors or assigns holds shares in the Company, including taking such efforts as are deemed prudent under applicable laws; provided, however, that such additional efforts do not cause undue burden on the Company or its officers including but not limited to requiring the officers of the Company to move their residency outside the PRC.

(i)            The Company shall (i) regularly monitor its activities in relation to the obligations set forth in this Section 7.7, (ii) consult with United States tax advisors experienced in the matters described in this Section 7.7 regarding such activities and compliance, from time to time or upon the request of any Investor, (iii) promptly notify the Investors in writing if it determines if there is a risk that it is not in compliance with the obligations set forth in this Section 7.7 and take steps to comply with such obligations, (iv) not directly engage in any business activities other than those that a reasonably necessary or appropriate in connection with making or maintaining the Company’s investments in one or more subsidiaries that are classified as C corporations for United States federal tax purposes, and (v) upon request by any Investor, provide such information as such Investor may reasonably request to confirm the Company’s compliance with such obligations.

7.8            Anti-Corruption Policies. The Company shall provide copies of any anti-corruption policies of the Company or any of its subsidiaries to an Investor upon request for its internal compliance records.

7.9            Termination of Covenants. The covenants set forth in this Section 7 (other than each Investor’s confidentiality obligations set forth in Section 7.3 hereof) shall terminate and be of no further force or effect upon the earliest to occur of: (i) immediately prior to the closing of a Qualified IPO, (ii) upon a Liquidation Event or (iii) the date when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act (or comparable requirements under the laws of another jurisdiction). Notwithstanding the foregoing, Section 7.3 shall survive any termination of this Agreement.

8.	Right of First Offer

8.1            General. Subject to the terms and conditions specified in this Section 8, the Company hereby grants to each Investor a right of first offer with respect to any New Securities that the Company may, from time to time, propose to sell and issue. An Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or any of its Affiliates in such proportions as it deems appropriate; provided, that any such Affiliate is not a Competitor. Each time the Company proposes to offer or sell any New Securities, the Company shall first make an offering of such New Securities to each Investor in accordance with the provisions of this Section 8.

8.2            Issuance Notice. The Company shall deliver a written notice (the “Issuance Notice”) to each Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

8.3            Participation. Within twenty (20) days after receipt of the Issuance Notice, each Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Issuance Notice, up to that portion of such New Securities which equals the proportion that the number of Ordinary Shares ( assuming full conversion and exercise of all convertible or exercisable securities of the Company held by such Investor) then held by such Investor bears to the total number of Ordinary Shares then outstanding ( assuming full conversion and exercise of all convertible or exercisable securities of the Company) (the “Pro Rata Portion”). Upon the expiration of such twenty (20) day period, the Company shall promptly notify in writing (the “Overallotment Notice”) each Investor that elects to purchase all the New Securities available to it ( each, a “Fully Exercising Investor”) of any other Investor’s failure to do likewise. Within ten (10) days after receipt of the Overallotment Notice, each Fully Exercising Investor shall be entitled to purchase or otherwise acquire, in addition to such Investor’s Pro Rata Portion of the New Securities, any New Securities that any Investor had the right to purchase or otherwise acquire pursuant to this Section 8 but which were not so subscribed for by such Investor (in the aggregate, the “Unsubscribed New Securities”); provided, that, in the event the Fully Exercising Investors elect to purchase more than the total number of Unsubscribed New Securities, each Fully Exercising Investor that elects to purchase or otherwise acquire any Unsubscribed New Securities shall have the right to purchase or otherwise acquire that portion of the Unsubscribed New Securities which equals the proportion (the “Unsubscribed Pro Rata”) that the number of Ordinary Shares (assuming full conversion and exercise of all convertible or exercisable securities of the Company held by such Fully Exercising Investor) then held by such Fully Exercising Investor bears to the total number of Ordinary Shares (assuming full conversion and exercise of all convertible or exercisable securities of the Company) then held by all Fully Exercising Investors who wish to purchase or otherwise acquire any Unsubscribed New Securities (with any Unsubscribed New Securities remaining after such initial calculation due to any Fully Exercising Investor not electing to purchase its full Unsubscribed Pro Rata being apportioned to the Fully Exercising Investors that elect to purchase more than their Unsubscribed Pro Rata on a prorated basis), unless another method of apportionment is mutually agreed to by the Fully Exercising Investors.

8.4            Sale by the Company. The Company may, during the sixty (60) day period following the expiration of the periods provided in Section 8.3 hereof, offer the remaining unsubscribed portion of the New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if the transactions contemplated by such agreement are not consummated within sixty (60) days of the execution of any such agreement, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance herewith.

8.5            Termination of Right of First Offer. The right of first offer set forth in this Section 8 shall terminate and be of no further force and effect upon the earliest to occur of: (i) immediately prior to the closing of a Qualified IPO or (ii) the date when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act (or comparable requirements under the laws of another jurisdiction).

9.	Miscellaneous.

9.1            Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional Preferred Shares after the date hereof, any purchaser of such Preferred Shares may become a party to this Agreement by executing and delivering to the Company an additional counterpart signature page to this Agreement and thereafter shall be deemed an “Investor” for all purposes hereunder and Schedule A hereto shall be amended by the Company to add information regarding additional “Investors” and parties to this Agreement or to modify the information set forth therein.

9.2            Successors and Assigns. The provisions of this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties. For the avoidance of doubt, this Agreement and the rights and obligations therein may be assigned or transferred by any Investor to its Affiliates. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.3            Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of California, without regard to conflicts of laws principles.

9.4            Dispute Resolution.

(a)            Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(b)            The Dispute shall be settled by arbitration in San Francisco, California by the American Arbitration Association (the “AAA”) in accordance with the UNCITRAL Arbitration Rules then in effect. There shall be one (1) arbitrator. The AAA’s Administrative Review Council shall select the arbitrator, who shall be qualified to practice law in California.

(c)            The arbitral proceedings shall be conducted in English. To the extent that the UNCITRAL Arbitration Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(d)            Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(e)            The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f)            The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of California (without regard to principles of conflict of laws thereunder) and shall not apply any other substantive law.

(g)            Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h)            During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

9.5            Publicity.

(a)            None of the Company, its affiliates, the Investors or any of their respective representatives shall knowingly use the name of an Investor (or any Affiliate, affiliated entities, partners or employees of an Investor, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by an Investor or any of its Affiliates (with respect to Hillhouse, including “Hillhouse”, “”, “Gaoling”, “Gao Ling”, “Lei Zhang”, “”) in any written or oral communications to third parties (to the extent not previously issued or made in accordance with this Agreement), including marketing materials or, presentations, including and news releases, without the prior written consent of such Investor. For the avoidance of doubt, the Company and each other Investor shall be permitted to disclose, and each Investor consents to the disclosure of, such Investor’s name and its investment in the Company (a) as requested by a governmental or similar authority or required by law, legal process, regulation (including filings for federal, foreign and state securities and other laws in connection with the offering of interests in and the making of investments by the Company) or the rules of any self-regulatory organization, (b) to third party service providers of the Company or its affiliates, including legal counsel, accountants, brokers, lenders or other counterparties or service providers in the ordinary course of the Company’s business and to other participants in transactions or potential transactions with the Company and (c) to other investors (including prospective investors) in the Company or strategic partners or prospective acquirers of the Company; provided, however, that the Company agrees that it will not submit any portion of a filing under federal, foreign or state securities and other laws in connection with the offering of interests in and the making of investments by the Company that includes reference to an Investor and/or the director of the Company appointed by such Investor without first providing such Investor with a reasonable period in which to review such filing and implementing any reasonable comments provided by such Investor. Any press release issued by the Company, or any other public announcement made, on or after the Closing (as defined in the Purchase Agreement) shall not disclose or divulge any of the terms of the transactions contemplated by the Purchase Agreement, and the final form of any such press release shall be approved (such approval not to be unreasonably withheld, conditioned or delayed) in writing by the Investors holding a majority of the Series B Preferred Shares issued pursuant to the Purchase Agreement; provided, that the name of any Investor or any Affiliate of an Investor may not be issued in any such press release or public announcement without the prior written consent of such Investor (such consent not to be unreasonably withheld, conditioned or delayed).

(b)            Notwithstanding the foregoing or anything to the contrary contained herein, the parties hereto acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group, (ii) entity primarily engaged in investment and trading in the secondary securities market; (iii) the ultimate beneficial owner of an Sequoia Entity (or its general partner or ultimate general partner) who is a natural Person, and such Person’s relatives (including but without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law), (iv) any officer, director or employee of a Sequoia Entity (or its general partner or ultimate general partner) and such Person’s relatives, and (v) for the avoidance of doubt, any portfolio companies of any Sequoia Entity and portfolio companies of any affiliated investment fund or investment vehicle of any Sequoia Entity. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC that are exclusively managed by Sequoia Capital. Notwithstanding anything to the contrary set forth herein, this Section 9.5(b) may not be amended or waived without the prior written consent of SCC Venture VII Holdco I, Ltd.

(c)            Notwithstanding the foregoing or anything to the contrary contained herein, the parties hereto acknowledge that certain of the Investors, including but not limited to Hillhouse, Sequoia, Eight Roads, F-Prime, BVF, TCG, LAV and Surveyor, are a professional investment fund or similar investment organization (each, a “Fund Investor”), and their respective Affiliates (including investment funds, persons or accounts under the management of each such Fund Investor or its respective Affiliates) engage in hedge fund investment and private equity investment businesses. Each Fund Investor and its Affiliates shall have the right to, and shall have no duty hereunder to refrain from, continue to carry on its normal course of business activities as professional investors. Such Fund Investor and its Affiliates may from time to time have information on or knowledge of a business opportunity that the Company or its subsidiaries are financially able to undertake, is from its nature in the line or lines of the Company’s or its subsidiaries’ existing or prospective business and is a practical advantage to it, and is one in which the Company or its subsidiaries have an interest or reasonable expectancy (the “Business Opportunity”). Such Business Opportunity may or may not be within the knowledge of the Preferred Director (as defined in the Articles) appointed by such Fund Investor (each, respectively, an “Investor Director”). The parties hereto agree, and shall procure that each of the Company and its subsidiaries agrees that the Investor Director(s) shall not be under any duty to disclose any Business Opportunity to the Company or its subsidiaries, or be under any duty to permit the Company or its subsidiaries to participate in any Business Opportunity, or to otherwise be under any duty to help the Company take advantage of any Business Opportunity, and hereby waives, to the extent permitted by applicable law, any claim based on the corporate opportunity doctrine or otherwise in any interest or expectancy of the Company in any Business Opportunity which interest or expectancy that could limit such Fund Investor’s ability to benefit from information related to an actual or potential Business Opportunity or that would require such Fund Investor or its respective Investor Director to disclose any such Business Opportunity to the Company or its subsidiaries or offer any Business Opportunity to the Company or its subsidiaries, in each case, except to the extent such matter or opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such Investor Director’s capacity as a director of the Company; provided, however, that nothing in this Section 9.5(c) shall release (a) an Investor Director from any breach of his or her fiduciary duty to the Company, or (b) any such Fund Investor or its respective Investor Director from any breach of Section 7.3 hereof or improper use of any confidential information, knowledge or data concerning or relating to the business, corporate or financial affairs of the Company and its subsidiaries.

9.6            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.7            Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day 29 courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties to this Agreement given in accordance with this Section 9.7). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

9.8            Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.9            Attorneys’ Fees. If any dispute among the parties to this Agreement results in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, that shall include, without limitation, all fees, costs and expenses of appeals.

9.10          Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that any purchaser of the Preferred Shares after the date hereof pursuant to the Purchase Agreement may become a party to this Agreement pursuant to Section 9.1 hereof without written consent of any Holder under this Section 9.10; provided, further, however, that any amendment or waiver that affects an Investor in a disproportionate and adverse manner than the effect of such amendment or waiver on any other Investor shall require the written consent of the Investor so disproportionately and adversely affected. Any amendment or waiver so effected shall be binding upon the Company, the Investors and all of their respective successors and assigns whether or not such party, successor or assignee entered into or approved such amendment or waiver.

9.11          Enforceability; Severability. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nevertheless be held to be prohibited by or invalid under applicable law, (a) such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement, or enter into a voting trust agreement under which the Shares shall be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement.

9.12          Delays or Omissions: Remedies Cumulative. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party hereunder, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to parties hereunder, shall be cumulative and not alternative.

9.13          Aggregation of Shares. All shares of Registrable Securities held or acquired by Affiliated entities (including Affiliated venture capital funds) or Persons shall be aggregated for the purpose of determining the availability of any rights under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

COMPANY:

ShouTi Inc.

By:	/s/ Raymond Stevens
Name: Raymond Stevens
Title: Director

Address:	611 Gateway Blvd. Suite 223
South San Francisco, CA 94080

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

ERVC Healthcare IV, L.P.
By: ERVC Healthcare Advisors IV, L.P., its General Partner
By: Eight Roads GP as General Partner

By:	/s/ Driaan Viljoen
Name: Driaan Viljoen
Title: Director

Address:

c/o Eight Roads Capital Advisors (Hong Kong) Limited
Address:	Suite 2201, Level 22,
Two Pacific Place,
88 Queensway, Admiralty,
Hong Kong
Attention: Mr. Daniel Auerbach
Telephone: +852 2629 2800
Fax: +852 2509 0371
E-mail: Daniel.Auerbach@eightroads.com

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

F-Prime Capital Partners Life Sciences Fund VI LP
By:	F-Prime Capital Partners Life Sciences
Advisors Fund VI LP, its general partner
By:	Impresa Holdings LLC, its general partner
By:	Impresa Management LLC, its managing member

By:	/s/ Mary Bevelock Pendergast
Name: Mary Bevelock Pendergast
Title: Vice President

Address:

F-Prime Capital
1 Main Street – 13th Floor
Cambridge, MA 02142

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

SCC Venture VII Holdco I, Ltd

By:	/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Title: Authorized Signatory

Address: Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1- 1104, Cayman Islands c/o Suite 3613, Two Pacific Place, 88 Queensway, Hong Kong

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

QIMING VENTURE PARTNERS VI, L.P.,
A Cayman Islands exempted limited partnership

By:	QIMING GP VI, L.P. a Cayman Islands exempted limited partnership

Its:	General Partner

	By:	QIMING CORPORATE GP VI, LTD, a Cayman Islands exempted company

	Its:	General Partner

	By:	/s/ Ryan Baker
	Its:	Authorized Signatory

Signing Location:	Lahaina, HI, USA

Signature of Witness:	/s/ Kjersten Baker

Name of Witness:	Kjersten Baker

Registered Address:

PO Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands

Notice Address:

11100 NE 8th Street
Suite 200
Bellevue, Washington 98004
Attention: Ryan Baker
Phone: (425) 709-0772
Fax: (425) 709-0798

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

QIMING MANAGING DIRECTORS FUND VI, L.P., a Cayman Islands exempted limited partnership

By:	QIMING CORPORATE GP VI, LTD., a Cayman Islands exempted limited partnership

Its:	General Partner

	By:	/s/ Ryan Baker
	Its:	Authorized Signatory

Signing Location:	Lahaina, HI, USA

Signature of Witness:	/s/ Kjersten Baker

Name of Witness:	Kjersten Baker

Registered Address:

PO Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands

Notice Address:

11100 NE 8th Street
Suite 200
Bellevue, Washington 98004
Attention: Ryan Baker
Phone: (425) 709-0772
Fax: (425) 709-0798

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

WaZi PharmaTech Healthcare Fund I L.P.

By:	/s/ Edward Hu
Edward Hu
Authorized Signatory

Address: 288 Fute Zhong Road, Waigaoqiao Free Trade Zone, Shanghai 200131, China

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

XX-I SHT Holdings Limited

By:	/s/ Colm John O’Connell
Name:	Colm John O’Connell
Title:	Director

Address: 89 Nexus Way, Camana Bay, PO Box 31106, Grand Cayman KY1-1205, Cayman Islands

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

TF ShouTi Ltd.

By:	/s/ Chiang Chen Hsiu-lien
Name:	Chiang Chen Hsiu-lien
Title:	Director

Registered Address: Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands

Contact Address: Unit 705, Tower 1, 88 Keyuan Road, German Center, Pudong New District, Sanghai 201203, China Att: Tingting Zhang
Email: tingting.zhang@tfcapital.net
Phone: 86 21 5019 8835

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

CG&H Investments, LLC

By:	/s/ Jim Kindler
Name:	Jim Kindler
Title:	Manager

Address:	3 Embarcadero Center, 20th Floor San Francisco, CA 94111 USA

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

Schrödinger, Inc.

By:	/s/ Ramy Farid
Name:	Ramy Farid
Title:	President and Chief Executive Officer

Address:	120 West 45th Street, 17th Floor New York, NY 10036

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

BIOTECHNOLOGY VALUE FUND, L.P.

By:	/s/ Mark Lampert
Name:	Mark Lampert
Title: Chief Executive Officer, BVF I GP LLC, itself General Partner of Biotechnology Value Fund, L.P.

BIOTECHNOLOGY VALUE FUND II, L.P.

By:	/s/ Mark Lampert
Name:	Mark Lampert
Title: Chief Executive Officer, BVF II GP LLC, itself General Partner of Biotechnology Value Fund II, L.P.

BIOTECHNOLOGY VALUE TRADING FUND OS, L.P.

By:	/s/ Mark Lampert
Name:	Mark Lampert
Title: President BVF Inc., General Partner of BVF Partners L.P., itself sold member of BVF Partners OS Ltd., itself GP of Biotechnology Value Trading Fund OS, L.P.

Address:	44 Montgomery Street 40th Floor San Francisco CA 94104

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

TCG CROSSOVER FUND I, L.P.
By: TCG Crossover GP I, LLC
Its General Partner

By:	/s/ Chen Yu
Name:	Chen Yu
Title:	Managing Member

Address:

Jaime Felix
jfelix@tcgcrossover.com
228 Hamilton Avenue, 3rd Floor
Palo Alto, CA 94301

with a copy on all notices (which copies shall not constitute notice) to:

Foley & Lardner LLP
975 Page Mill Road
Palo Alto, CA 94304-1013
Attention: Louis Lehot
Email: llehot@foley.com

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

LAV Fund VI, L.P.

By:	LAV GP VI, L.P.
Its General Partner
By:	LAV Corporate VI GP, Ltd.
Its General Partner

By:	/s/ Yu Luo
Name: Yu Luo
Title: Authorized signatory

LAV Fund VI Opportunities, L.P.

By:	LAV GP VI Opportunities, L.P.
Its General Partner
By:	LAV Corporate VI GP Opportunities, Ltd.
Its General Partner

By:	/s/ Yu Luo
Name: Yu Luo
Title: Authorized signatory

Address:	Room 606-7, St. George’s Building,
2 Ice House Street, Central, Hong Kong
Phone number: +852 2303 0923
Email: LAV-USD-Finance@lavfund.com
Attention: LAV USD Finance

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

CITADEL MULTI-STRATEGY EQUITIES MASTER FUND LTD.
By: Citadel Advisors LLC, its portfolio manager

By:	/s/ Michael Weiner
Name: Michael Weiner
Title: Authorized signatory

Address:

c/o Citadel Advisors LLC
601 Lexington Avenue
New York, New York 10022
Attention: Harry Greenbaum
Harry.Greenbaum@citadel.com;
CitadelAgreementNotice@citadel.com;

With copies to:

Choate, Hall & Stewart, LLP
Two International Place
Boston, MA 02100
Attention: Brian P. Lenihan and Tobin P. Sullivan
blenihan@choate.com; tsullivan@choate.com

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

Cormorant Private Healthcare Fund IV, LP
By: Cormorant Private Healthcare GP, LLC

By:	/s/ Bihua Chen
Name: Bihua Chen
Title: Managing Member

Cormorant Global Healthcare Master Fund, LP
By: Cormorant Global Healthcare GP, LLC

By:	/s/ Bihua Chen
Name: Bihua Chen
Title: Managing Member

Address:
200 Clarendon Street 52nd Floor Boston, MA 02116

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

Monashee Solitario Fund LP

By:	/s/ Jeff Muller
Name: Jeff Muller
Title: Authorized Signatory

DS Liquid Div RVA MON LLC

By:	/s/ Jeff Muller
Name: Jeff Muller
Title: Authorized Signatory

Address: c/o Monashee Investment
Management LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

CASDIN PARTNERS MASTER FUND, L.P.
By: Casdin Partners GP, LLC, its General Partner

By:	/s/ Kevin O’Brien
Name: Kevin O’Brien
Title: General Counsel

Address: 1350 Avenue of the Americas –
Suite 2600, New York, NY 10019
Attn: Fund Accounting
Email: fundacct@casdincapital.com

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

WOODLINE MASTER FUND, LP
By: Woodline Fund GP LLC, its General Partner

By:	/s/ Matthew Hooker
Name: Matthew Hooker
Title: Managing Member

Address: 4 Embarcadero Center, Suite 3450
San Francisco, CA 94111

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

Sage Partners Alpha 1 L.P.
By: Sage Partners Private Fund, as its General Partner

By:	/s/ Wang Fei
Name: Wang Fei
Title: Director

Address: Room 1801, 18/F, 1 Duddell Street, Central, Hong Kong

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

Terra Magnum Fund I LP

By:	/s/ Sha Wang
Name: Sha Wang
Title: Partner

Address: 4701 Sangamore Rd, Ste 100N – 1018 Bethesda, MD 20816

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

Janus Henderson Emerging Markets Fund

By: Janus Capital Management LLC, its investment advisor

By:	/s/ Daniel Grana
Name: Daniel Grana
Title: Authorized Signatory

Janus Henderson Investment Fund Series I – Janus Henderson Emerging Markets Opportunities Fund

By: Janus Capital Management LLC, its investment advisor

By:	/s/ Daniel Grana
Name: Daniel Grana
Title: Authorized Signatory

Janus Henderson Fund – Janus Henderson Emerging Markets Fund

By: Janus Capital Management LLC, its investment advisor

By:	/s/ Daniel Grana
Name: Daniel Grana
Title: Authorized Signatory

Address:
Janus Capital Management LLC
15 Detroit Street
Denver, CO 80206

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

Attn: Daniel Grana (Email:
daniel.grana@janushenderson.com)
Attn: Angela Morton (Email:
angela.morton@janushenderson.com)

with a copy, which shall not constitute notice, to:

Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103
Attn: Daniel C. Knox
Email: dknox@stradley.com

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

Bacara Holdings Limited

By:	/s/ Marios Fotiadis
Name: Marios Fotiadis
Title: Director

Address: Palm Jumeirah Frond D villa 38
PO Box 212735 Dubai, UAE
Email: marios@cerusadvisors.com

Panormos Holdings Limited

By:	/s/ Salameh Sweis
Name: Salameh Sweis
Title: Director

By:	/s/ Philippe Audi
Name: Philippe Audi
Title: Director

Address: c/o Levant Investment
Management Limited, 1903 South Tower,
Emirates Financial Towers, Dubai
International Financial Center, Dubai, UAE
Email: salameh.sweis@storkcapital.com and
philippe.audi@storkcapital.com

Philippe Audi

Email: philippe.audi@storkcapital.com
Address: c/o Levant Investment
Management Limited, 1903 South Tower,
Emirates Financial Towers, Dubai
International Financial Center, Dubai, UAE

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTOR:

Healthcare Innovation Investment Fund LLC

By:	/s/ Joseph R. Gentile
Name: Joseph R. Gentile
Title: Manager

Address: SVB Leerink, c/o Steven
Heineman, General Counsel, One Federal
St., 37th Floor, Boston MA 02110

[ShouTi Inc. - Signature Page to Second Amended and Restated Investor Rights Agreement]

SCHEDULE A

INVESTORS

ERVC Healthcare IV, L.P.

F-Prime Capital Partners Life Sciences Fund VI LP

SCC Venture VII Holdco I, Ltd.

Qiming Venture Partners VI, L.P.

Qiming Managing Directors Fund VI, L.P.

WuXi PharmaTech Healthcare Fund I L.P.

XX-I SHT Holdings Limited

TF ShouTi Ltd.

GC&H Investments, LLC

Schrödinger, Inc.

Biotechnology Value Fund, L.P.

Biotechnology Value Fund II, L.P.

Biotechnology Value Trading Fund OS, L.P.

TCG Crossover Fund I, L.P.

LAV Fund VI, L.P.

LAV Fund VI Opportunities, L.P.

Citadel Multi-Strategy Equities Master Fund Ltd.

Cormorant Private Healthcare Fund IV, LP

Cormorant Global Healthcare Master Fund, LP

Monashee Solitario Fund LP

DS Liquid Div RVA MON LLC

CASDIN PARTNERS MASTER FUND, L.P.

Woodline Master Fund, LP

Sage Partners Alpha 1 L.P.

Terra Magnum Fund I LP

Janus Henderson Emerging Markets Fund

Janus Henderson Investment Fund Series I      Janus Henderson Emerging Markets Opportunities Fund

Janus Henderson Fund – Janus Henderson Emerging Markets Fund

Bacara Holdings Limited

Panormos Holding Limited

Philippe Audi

Healthcare Innovation Investment Fund LLC